Exhibit 23.1

Consent of Independent Auditors

We have issued our report dated March 21, 2017, with respect to the audited financial statements of Spirox, Inc. as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015 included in this Current Report on Form 8-K/A filed by Entellus Medical, Inc. We consent to the incorporation by reference of the aforementioned report in the Registration Statements of Entellus Medical, Inc. on Form S-3 (File No. 333-209905) and on Form S-8 (File No. 333-201761).

/s/ Frank, Rimerman + Co. LLP

Palo Alto, California

September 25, 2017